BRAINTECH, INC

STOCK OPTION AGREEMENT

THIS STOCK OPTION dated the ____ day of _____________, 200__

BETWEEN:

BRAINTECH, INC.,

102 - 930 West 1st Street
North Vancouver, B.C.
V7P 3N4

(the "Optionor")

AND:

NAME

(the "Optionee")

WHEREAS:

A.         The Optionee is a director, officer, employee or consultant of the Optionor, or of its wholly owned Canadian subsidiary, Braintech Canada, Inc., and the parties have agreed to enter into this Stock Option Agreement on the terms and conditions hereinafter set forth to provide incentive to the Optionee in acting in such capacity.

IN CONSIDERATION of the mutual promises contained herein, the Optionor and the Optionee agree as follows:

ARTICLE I

GRANT OF OPTION

Optionor hereby grants to Optionee an option (the “Option”) to purchase up to ____________ shares (the "Shares") of the common stock of Optionor, at a purchase price of US $________ per share (the "Exercise Price") subject to the terms and conditions herein contained. The Optionee may exercise this Option to purchase the Shares as follows:

Vesting Schedule as agreed

ARTICLE II

OPTION PERIOD

Optionee's right to purchase the Shares, and the Optionor's obligation to sell the Shares pursuant to this Option, shall commence on the date hereof and shall terminate at the close of business on ____________________ (i.e. a term of five (5) years).

ARTICLE III

CONSIDERATION FOR OPTION

This Option is granted in consideration of the payment by Optionee to Optionor of One Dollar ($1.00), receipt of which payment is hereby acknowledged by Optionor, and for other good and valuable consideration.

ARTICLE IV

EXERCISE OF OPTION

Optionee may exercise this Option by delivering to Optionor written notice stating the number of the Shares with respect to which the Option is being exercised, together with a bank draft or a certified cheque in the amount of the Exercise Price applicable to such Shares and such documentation as may be required in accordance with Article VII hereof.

ARTICLE V

AUTOMATIC TERMINATION

This Option shall expire and terminate at the close of business on ________________________ without notice.

ARTICLE VI

ASSIGNMENT OF OPTION

This Option is non-assignable.

ARTICLE VII

COMPLIANCE WITH SECURITIES LAW

Shares shall not be issued pursuant to the exercise of this Option unless the exercise of such Option and the issuance and delivery of such Shares pursuant thereto shall comply with all relevant provisions of law, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any Stock Exchange.

As a condition to the exercise of this Option, the Optionor may require the Optionee to represent and warrant at the time of any such exercise that the Shares purchased are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Optionor, such a representation is required by law.

Further, the Optionor shall have no liability whatsoever (including, but not restricted to, alternate compensation) to the Optionee if a change in the Exercise Price or a change in the terms and provisions hereof and/or the Stock Option Plan referenced in Article XII hereof is required pursuant to any applicable laws.

The Optionor and Optionee shall comply with all relevant provisions of all laws applicable to this Option.

ARTICLE VIII

PRIVILEGES OF STOCK OWNERSHIP

The Optionee shall not be entitled to the privileges of stock ownership as to any Shares not actually issued and delivered to the Optionee.

ARTICLE IX

DEATH AND TERMINATION

Agreement to Remain in Employ of Company. Nothing contained in this Option Agreement or the Stock Option Plan referenced in Article XII shall confer upon the Optionee any right to continue in the employ of the Optionor or constitute any contract or agreement of employment or interfere in any way with the right of the Optionor to reduce such person’s compensation from the rate in existence at the time of the granting of the Option or to terminate such person’s employment.

Death of the Optionee If the Optionee dies while employed by the Optionor, the Optionee’s Option shall, subject to earlier termination pursuant to Article II, expire two years (2) years after the date of such death, and during such period after such death such Option may, to the extent that the Optionee may have exercised the Option immediately prior to his/her death, be exercised by the person or persons to whom the Optionee’s rights under the Option shall pass by will or by the applicable laws of descent and distribution.

Termination: Subject to the provisions of Article IV as described above and earlier termination purusant to Article II, if the Optionee resigns or ceases to be employed by the Optionor for any reason other than death, such Optionee’s Option shall expire and become null and void thirty (30) days after the Optionee ceases to be a director, officer, employee or consultant of the Company (or such period of time greater than 30 days as the Board may determine or the Company may have agreed to contractually) and, during such period, the Option shall be exercisable only to the extent the Optionee could have exercised the Option at the date the Optionee ceased to be a director, officer, employee or consultant of the Optionor.

ARTICLE X

NOTICES

Any notice, tender or delivery to be given hereunder by any party to the other may be executed by personal delivery in writing or by registered mail, postage prepaid, return receipt requested to the address of the other party set forth on the first page of this agreement. For the Optionor, the notice shall be addressed to the attention of the Chief Financial Officer. Any notice, tender or delivery shall be deemed communicated as of delivery or mailing. Either party may change the address for such party to receive notice by written notice to the other party in accordance with this Article.

ARTICLE XI

ATTORNEY'S FEES

In the event of any controversy, claim or dispute between the parties hereto arising out of or relating to this Option, or the breach thereof, the prevailing party shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for attorney's fees in such litigation which shall be determined by the court in such litigation or in a separate action brought for that purpose.

ARTICLE XII

STOCK OPTION PLAN

This Option is issued pursuant to the 2003 Stock Option Plan of Braintech, Inc. dated April 16, 2003, a copy of which is attached hereto and is subject to the terms and conditions of such Stock Option Plan. In the event of a discrepancy between this Stock Option and the Stock Option Plan, the Stock Option Plan shall prevail.

IN WITNESS WHEREOF, the parties confirm their agreement to the terms and conditions herein contained.

OPTIONOR:	OPTIONEE:

BRAINTECH, INC.

By
	Director	NAME